Exhibit 99.1

MarkWest Energy Partners, L.P. 1515 Arapahoe Street Tower 1, Suite 1600 Denver, Colorado 80202	Contact: Phone: E-mail:	Frank Semple, Chairman, President & CEO Nancy Buese, Senior VP and CFO Josh Hallenbeck, VP of Finance & Treasurer (866) 858-0482 investorrelations@markwest.com

MarkWest Energy Partners Reports Third Quarter Financial Results
and Increases Common Unit Distribution by 11 Percent

DENVER—November 7, 2012—MarkWest Energy Partners, L.P. (NYSE: MWE) (the Partnership) today reported quarterly cash available for distribution to common unitholders, or distributable cash flow (DCF), of $104.3 million for the three months ended September 30, 2012, and $304.6 million for the nine months ended September 30, 2012.  Distributable cash flow for the three months ended September 30, 2012, represents distribution coverage of 109 percent.  The third quarter distribution of $95.3 million, or $0.81 per common unit, will be paid to unitholders on November 14, 2012. The third quarter 2012 distribution represents an increase of $0.01 per common unit, or 1.3 percent, over the second quarter 2012 distribution and an increase of $0.08 per common unit, or 11.0 percent, over the third quarter 2011 distribution.  As a Master Limited Partnership, cash distributions to common unitholders are largely determined based on DCF.  A reconciliation of DCF to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported Adjusted EBITDA for the three and nine months ended September 30, 2012, of $108.2 million and $371.7 million, respectively, as compared to $107.0 million and $323.2 million for the three and nine months ended September 30, 2011.  The Partnership believes the presentation of Adjusted EBITDA provides useful information because it is commonly used by investors in Master Limited Partnerships to assess financial performance and operating results of ongoing business operations.  A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

The Partnership reported (loss) income before provision for income tax for the three and nine months ended September 30, 2012, of $(22.2) million and $230.3 million, respectively.  (Loss) income before provision for income tax includes non-cash (loss) gain associated with the change in mark-to-market of derivative instruments of $(43.7) million and $101.8 million for the three and nine months ended September 30, 2012, respectively.  Excluding these items, income before provision for income tax for the three and nine months ended September 30, 2012, would have been $21.5 million and $128.5 million, respectively.

“Our organic growth strategy continues to deliver solid financial results and significant opportunities for future expansion and capital investment,” said Frank Semple, Chairman, President and Chief Executive Officer. “MarkWest’s diverse set of assets and focus on delivering high quality customer service resulted in year over year volume increases of over 20% and 11% distribution growth.  In addition, our ongoing development in the Marcellus Shale and the Utica Shale continues to provide critical midstream infrastructure for our producer customers’ drilling programs and provides a significant inventory of future growth projects.”

BUSINESS HIGHLIGHTS

Business Development

•                  Liberty:  In July 2012, the Partnership announced a new long-term, fee-based agreement with XTO Energy (XTO) to transport, fractionate and market natural gas liquids (NGLs) from their 125 million cubic feet per day (MMcf/d) processing plant located in Butler County, Pennsylvania.  NGLs will initially be transported by truck from XTO’s plant to the Houston fractionation and marketing complex in Washington County, Pennsylvania.   By the end of 2013, an extension of the Partnership’s NGL gathering pipeline into northwest Pennsylvania is expected to be complete, which will connect the Keystone complex and XTO facility to the Houston complex.

In September 2012, the Partnership announced a 10-year agreement to become a firm shipper on the Mariner East pipeline project (“Mariner East”) subject to final regulatory approvals. Mariner East is currently designed to transport ethane and propane sourced at the Partnership’s Houston complex to Sunoco, Inc’s Marcus Hook facility located near Philadelphia, Pennsylvania. Once delivered, the ethane-propane mix will be re-fractionated into purity products for sale to domestic and international markets.

During the third quarter, the Partnership continued to transport propane from the Houston fractionation complex to Marcus Hook for delivery to international markets.  Since the commencement of propane exports in July 2012, the Partnership has marketed over 900,000 barrels. Total propane volumes loaded onto ships at Marcus Hook include the Partnership’s volume and purchased product sourced at Sunoco’s local-area facilities.  The Partnership anticipates the continuation of exports from Marcus Hook as long as it is economically possible for our producer customers to capture premium prices that currently exist in the international markets.

In October 2012, the Partnership commenced operations of the 200 MMcf/d Sherwood I processing facility and associated gathering and compression in Doddridge County, West Virginia. These assets are supported by a long-term, fee-based agreement with Antero Resources.  The initiation of Sherwood operations represents the first phase of the Partnership’s development of midstream infrastructure in Doddridge County.  The Partnership expects the Sherwood II facility, a 200 MMcf/d cryogenic processing plant, to be operational in the second quarter of 2013.

In November 2012, the Partnership announced plans to further expand the processing capacity at its Mobley complex in Wetzel County, West Virginia by 200 MMcf/d.  This expansion is supported by an existing long-term, fee-based agreement with EQT Corporation and is expected to be completed in the fourth quarter of 2013.

•                  Utica: In November 2012, MarkWest Utica EMG, LLC (MarkWest Utica) a joint venture between MarkWest and The Energy and Minerals Group, announced the execution of definitive agreements with Antero Resources to provide gas processing, fractionation and marketing services in Noble County, Ohio.  Under long-term, fee-based agreements, MarkWest Utica  will initially bring online an interim 45 MMcf/d refrigeration processing plant at its Seneca processing complex, with an expected second quarter of 2013 completion date.  This interim facility will be followed by Seneca I, a 200 MMcf/d cryogenic gas processing facility, which is expected to begin operations by the third quarter of 2013.  The definitive agreements contemplate the construction of additional facility, Seneca II, a 200 MMcf/d cryogenic processing facility, which may be installed as soon as the end of 2013.  In addition to its Seneca processing complex, MarkWest Utica will construct an NGL gathering system to its Cadiz processing complex and then on to the Harrison County, Ohio fractionation and marketing complex. The Cadiz complex will include a de-ethanization facility where purity ethane will be produced and delivered into the ATEX ethane pipeline. The propane and heavier natural gas liquids will then flow via pipeline to the Harrison County fractionator for further separation into purity products.  The completion of the NGL gathering system and fractionation will provide Antero Resources direct market access to the planned ethane and propane pipeline projects in the northeast.

•                  Northeast:  In October 2012, the Partnership commenced operations of its 150 MMcf/d Langley processing plant expansion supporting producers’ gas development in the Huron/Berea Shale.  This expansion increases the Partnership’s total processing capacity in the Northeast Segment to 655 MMcf/d and further expands the Partnership’s position as the largest natural gas processor in the Appalachian Basin.

•                  Southwest:  In September 2012, Centrahoma Processing, LLC a joint venture between MarkWest and Cardinal Midstream, LLC in Southeast Oklahoma agreed to construct a 120 MMcf/d processing plant expansion in order to support drilling programs in the Woodford Shale.  The plant is expected to be operational in the fourth quarter of 2013.

Capital Markets

•                  On August 10, 2012, the Partnership completed a public offering of $750 million aggregate principal amount of 5.5% senior unsecured notes due 2023 issued at 99.015% of par. The aggregate net proceeds of approximately $731 million were used to repay borrowings under the Partnership’s revolving credit facility, to partially fund the Partnership’s capital expenditure program and for other general partnership purposes.

•                  On August 17, 2012, the Partnership completed a common unit equity offering of 6.9 million common units. The net proceeds of approximately $338 million were used to partially fund the Partnership’s capital expenditure program and for other general partnership purposes.

FINANCIAL RESULTS

Balance Sheet

•                  At September 30, 2012, the Partnership had $411.5 million of cash and cash equivalents in wholly owned subsidiaries and $1.18 billion available for borrowing under its $1.2 billion revolving credit facility after consideration of $21.6 million of outstanding letters of credit.

Operating Results

•                  Operating income before items not allocated to segments for the three months ended September 30, 2012, was $145.5 million, a decrease of $2.3 million when compared to segment operating income of $147.8 million over the same period in 2011.  This decrease was primarily attributable to lower commodity prices compared to the prior year quarter.   Processed volumes continued to remain strong, growing over 20 percent when compared to the third quarter of 2011, primarily due to the Partnership’s Liberty and Southwest segments.

A reconciliation of operating income before items not allocated to segments to income (loss) before provision for income tax, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

•                  Operating income before items not allocated to segments does not include loss on commodity derivative instruments.  Realized losses on commodity derivative instruments were $8.4 million in the third quarter of 2012 and $15.8 million in the third quarter of 2011.

Capital Expenditures

•                  For the three and nine months ended September 30, 2012, the Partnership’s portion of capital expenditures was $603.7 million and $1,185.9 million, respectively.  These expenditures do not include the Keystone purchase price of $509.6 million.

2012 DCF AND GROWTH CAPITAL EXPENDITURE FORECAST

For 2012, the Partnership forecasts DCF in a range of $410 million to $430 million based on its current forecast of operational volumes and prices for crude oil, natural gas and natural gas liquids; derivative instruments currently outstanding; and the Keystone acquisition, as mentioned above.  The midpoint of this range results in approximately 117 percent coverage of the Partnership’s full-year distribution based on current quarterly distributions and common units outstanding.

The Partnership’s portion of growth capital expenditures for 2012 has increased primarily due to accelerated spending on key expansion projects in the Marcellus Shale, and is forecasted to be approximately $1.8 billion.  This range excludes the Keystone purchase price of $509.6 million.

2013 DCF AND GROWTH CAPITAL EXPENDITURE FORECAST

For 2013, the Partnership forecasts DCF in a range of $500 million to $575 million based on its current forecast of operational volumes and prices for crude oil, natural gas and natural gas liquids; and derivative instruments currently outstanding.  The midpoint of this range results in approximately 141 percent coverage of the Partnership’s full-year distribution based on current quarterly distributions and common units outstanding.  A commodity price sensitivity analysis for forecasted 2013 DCF is provided within the tables of this press release.

The Partnership’s portion of growth capital expenditures for 2013 is forecasted in a range of $1.4 billion to $1.9 billion.

CONFERENCE CALL

The Partnership will host a conference call and webcast on Thursday, November 8, 2012, at 12:00 p.m. Eastern Time to review its third quarter 2012 financial results. Interested parties can participate in the call by dialing (800) 475-0218 (passcode “MarkWest”) approximately ten minutes prior to the scheduled start time.  To access the webcast, please visit the Investor Relations section of the Partnership’s website at www.markwest.com. A replay of the conference call will be available on the MarkWest website or by dialing (866) 495-9346 (no passcode required).

###

MarkWest Energy Partners, L.P. is a master limited partnership engaged in the gathering, transportation, and processing of natural gas; the transportation, fractionation, marketing, and storage of natural gas liquids; and the gathering and transportation of crude oil. MarkWest has extensive natural gas gathering, processing, and transmission operations in the southwest, Gulf Coast, and northeast regions of the United States, including the Marcellus Shale, and is the largest natural gas processor and fractionator in the Appalachian region.

This press release includes “forward-looking statements.”  All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although MarkWest believes that the expectations reflected in the forward-looking statements are reasonable, MarkWest can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission (SEC).  Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed with the SEC, including MarkWest’s Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.”  MarkWest does not undertake any duty to update any forward-looking statement except as required by law.

MarkWest Energy Partners, L.P.

Financial Statistics

(unaudited, in thousands, except per unit data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Statement of Operations Data
Revenue:
Revenue	$320,137	$400,883	$1,029,304	$1,109,632
Derivative (loss) gain	(36,400)	106,943	50,952	61,854
Total revenue	283,737	507,826	1,080,256	1,171,486

Operating expenses:
Purchased product costs	119,369	189,284	386,655	497,493
Derivative loss (gain) related to purchased product costs	11,643	(1,274)	(21,136)	17,866
Facility expenses	53,293	44,236	150,671	124,358
Derivative loss (gain) related to facility expenses	4,028	(2,787)	1,136	(2,871)
Selling, general and administrative expenses	21,922	20,162	69,025	60,454
Depreciation	48,136	38,715	132,199	110,280
Amortization of intangible assets	14,988	10,985	38,280	32,632
Loss on disposal of property, plant and equipment	655	147	2,983	4,619
Accretion of asset retirement obligations	141	557	540	934
Total operating expenses	274,175	300,025	760,353	845,765

Income from operations	9,562	207,801	319,903	325,721

Other income (expense):
Earnings (loss) from unconsolidated affiliates	246	(507)	788	(1,262)
Interest income	64	62	295	214
Interest expense	(30,621)	(26,899)	(86,855)	(83,036)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,428)	(1,002)	(3,943)	(3,873)
Loss on redemption of debt	—	(133)	—	(43,461)
Miscellaneous income (expense), net	1	(4)	63	127
(Loss) Income before provision for income tax	(22,176)	179,318	230,251	194,430

Provision for income tax (benefit) expense:
Current	(17,948)	3,959	2,202	8,104
Deferred	10,528	21,905	39,396	18,338
Total provision for income tax	(7,420)	25,864	41,598	26,442

Net (loss) income	(14,756)	153,454	188,653	167,988

Net loss (income) attributable to non-controlling interest	416	(13,142)	(65)	(33,208)

Net (loss) income attributable to the Partnership	$(14,340)	$140,312	$188,588	$134,780

Net (loss) income attributable to the Partnership’s common unitholders per common unit:
Basic	$(0.13)	$1.77	$1.77	$1.75
Diluted	$(0.13)	$1.77	$1.49	$1.75

Weighted average number of outstanding common units:
Basic	113,994	78,619	105,916	76,118
Diluted	113,994	78,760	126,595	76,276

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$133,281	$124,885	$389,718	$331,249
Investing activities	$(658,573)	$(125,637)	$(1,746,071)	$(587,686)
Financing activities	$814,894	$64,894	$1,654,401	$348,164

Other Financial Data
Distributable cash flow	$104,289	$85,311	$304,649	$244,391
Adjusted EBITDA	$108,180	$107,013	$371,655	$323,204

	September 30, 2012	December 31, 2011
Balance Sheet Data
Working capital	$(17,336)	$4,234
Total assets	6,237,143	4,070,425
Total debt	2,522,854	1,846,062
Total equity	$2,620,940	$1,502,067

MarkWest Energy Partners, L.P.

Operating Statistics

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Southwest
East Texas gathering systems throughput (Mcf/d)	471,200	417,400	440,700	423,800
East Texas natural gas processed (Mcf/d)	270,200	229,700	260,400	226,000
East Texas NGL sales (gallons, in thousands)	67,800	59,000	199,300	175,200

Western Oklahoma gathering system throughput (Mcf/d) (1)	227,900	241,300	247,300	224,400
Western Oklahoma natural gas processed (Mcf/d)	209,600	153,200	210,800	156,600
Western Oklahoma NGL sales (gallons, in thousands)	50,900	37,000	169,900	111,100

Southeast Oklahoma gathering system throughput (Mcf/d)	484,400	512,600	496,200	507,500
Southeast Oklahoma natural gas processed (Mcf/d) (2)	128,600	105,400	116,700	103,100
Southeast Oklahoma NGL sales (gallons, in thousands)	46,700	30,600	121,000	92,100
Arkoma Connector Pipeline throughput (Mcf/d)	310,400	298,600	323,400	294,300

Other Southwest gathering system throughput (Mcf/d)	23,600	29,900	25,000	31,500

Northeast
Natural gas processed (Mcf/d) (3)	318,500	277,400	322,800	300,700
NGLs fractionated (Bbl/d) (4)	16,500	19,300	16,800	21,400

Keep-whole sales (gallons, in thousands)	23,200	21,700	96,500	82,600
Percent-of-proceeds sales (gallons, in thousands)	33,700	31,600	103,500	95,600
Total NGL sales (gallons, in thousands) (5)	56,900	53,300	200,000	178,200

Crude oil transported for a fee (Bbl/d)	8,700	9,900	9,100	10,500

Liberty
Natural gas processed (Mcf/d)	479,400	366,200	424,300	306,700
Gathering system throughput (Mcf/d)	444,700	258,300	373,700	228,900
NGLs fractionated (Bbl/d) (6)	22,300	12,400	20,700	9,300
NGL sales (gallons, in thousands) (7)	90,800	61,100	264,200	163,500

Gulf Coast
Refinery off-gas processed (Mcf/d)	123,800	122,000	120,000	113,200
Liquids fractionated (Bbl/d)	23,800	23,100	23,000	21,400
NGL sales (gallons excluding hydrogen, in thousands)	92,100	89,200	264,400	245,500

(1)         Includes natural gas gathered in Western Oklahoma and from the Granite Wash formation in the Texas Panhandle as it is one integrated area of operations.

(2)         The natural gas processing in Southeast Oklahoma is outsourced to Centrahoma, our equity investment, or other third-party processors.

(3)         Includes throughput from the Kenova, Cobb, Boldman and Langley processing plants. We acquired the Langley processing plants in February 2011. The volumes reported for the nine months ended September 30, 2011 are the average daily rates for the days of operation.

(4)         Amount includes zero barrels per day and 4,400 barrels per day fractionated on behalf of Liberty for the three months ended September 30, 2012 and 2011, respectively and includes zero barrels per day and 5,100 barrels per day fractionated on behalf of Liberty for the nine months ended September 30, 2012 and 2011, respectively. Beginning in the fourth quarter of 2011, Siloam no longer fractionates NGLs on behalf of Liberty due to the operation of Liberty’s fractionation facility that began in September 2011, except during outages or force majeure events.

(5)         Represents sales from the Siloam facilities. The total sales exclude approximately 600,000 gallons and 17,100,000 gallons sold by the Northeast on behalf of Liberty for the three months ended September 30, 2012 and 2011, respectively and 975,000 gallons and 58,600,000 gallons sold for the nine months ended September 30, 2012 and 2011, respectively. These volumes are included as part of NGLs sold at Liberty.

(6)         Amount includes all NGLs that were produced at the Liberty processing facilities and fractionated into purity products at our Liberty fractionation facility.

(7)         Includes sale of all purity products fractionated at the Liberty facilities and sale of all unfractionated NGLs. Also includes the sale of purity products fractionated and sold from the Siloam facilities on behalf of Liberty.

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(unaudited, in thousands)

Three months ended September 30, 2012	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$181,456	$39,987	$78,852	$21,477	$321,772

Operating expenses:
Purchased product costs	92,112	11,054	16,203	—	119,369
Facility expenses	20,527	6,267	20,241	8,928	55,963
Total operating expenses before items not allocated to segments	112,639	17,321	36,444	8,928	175,332

Portion of operating income attributable to non-controlling interests	1,543	—	(627)	—	916
Operating income before items not allocated to segments	$67,274	$22,666	$43,035	$12,549	$145,524

Three months ended September 30, 2011	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$241,998	$55,920	$78,586	$26,868	$403,372

Operating expenses:
Purchased product costs	141,067	15,947	32,270	—	189,284
Facility expenses	21,043	6,879	9,108	9,798	46,828
Total operating expenses before items not allocated to segments	162,110	22,826	41,378	9,798	236,112

Portion of operating income attributable to non-controlling interests	1,227	—	18,223	—	19,450
Operating income before items not allocated to segments	$78,661	$33,094	$18,985	$17,070	$147,810

	Three months ended September 30,
	2012	2011

Operating income before items not allocated to segments	$145,524	$147,810
Portion of operating income attributable to non-controlling interests	916	19,450
Derivative (loss) gain not allocated to segments	(52,071)	111,004
Revenue deferral adjustment	(1,635)	(2,489)
Compensation expense included in facility expenses not allocated to segments	(193)	(263)
Facility expenses adjustments	2,863	2,855
Selling, general and administrative expenses	(21,922)	(20,162)
Depreciation	(48,136)	(38,715)
Amortization of intangible assets	(14,988)	(10,985)
Loss on disposal of property, plant and equipment	(655)	(147)
Accretion of asset retirement obligations	(141)	(557)
Income from operations	9,562	207,801
Other income (expense):
Earnings (loss) from unconsolidated affiliate	246	(507)
Interest income	64	62
Interest expense	(30,621)	(26,899)
Amortization of deferred financing costs and discount (a component of interest expense)	(1,428)	(1,002)
Loss on redemption of debt	—	(133)
Miscellaneous income (expense), net	1	(4)
(Loss) Income before provision for income tax	$(22,176)	$179,318

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Operating Income before Items not Allocated to Segments

(unaudited, in thousands)

Nine months ended September 30, 2012	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$585,343	$168,956	$213,906	$66,703	$1,034,908

Operating expenses:
Purchased product costs	288,137	49,662	48,856	—	386,655
Facility expenses	66,553	17,577	46,135	28,173	158,438
Total operating expenses before items not allocated to segments	354,690	67,239	94,991	28,173	545,093

Portion of operating income attributable to non-controlling interests	4,579	—	(740)	—	3,839
Operating income before items not allocated to segments	$226,074	$101,717	$119,655	$38,530	$485,976

Nine months ended September 30, 2011	Southwest	Northeast	Liberty	Gulf Coast	Total
Revenue	$679,347	$201,687	$168,142	$73,310	$1,122,486

Operating expenses:
Purchased product costs	373,251	72,527	51,715	—	497,493
Facility expenses	62,055	19,402	22,875	27,100	131,432
Total operating expenses before items not allocated to segments	435,306	91,929	74,590	27,100	628,925

Portion of operating income attributable to non-controlling interests	3,745	—	45,782	—	49,527
Operating income before items not allocated to segments	$240,296	$109,758	$47,770	$46,210	$444,034

	Nine months ended September 30,
	2012	2011

Operating income before items not allocated to segments	$485,976	$444,034
Portion of operating income attributable to non-controlling interests	3,839	49,527
Derivative gain not allocated to segments	70,952	46,859
Revenue deferral adjustment	(5,604)	(12,854)
Compensation expense included in facility expenses not allocated to segments	(826)	(1,491)
Facility expenses adjustments	8,593	8,565
Selling, general and administrative expenses	(69,025)	(60,454)
Depreciation	(132,199)	(110,280)
Amortization of intangible assets	(38,280)	(32,632)
Loss on disposal of property, plant and equipment	(2,983)	(4,619)
Accretion of asset retirement obligations	(540)	(934)
Income from operations	319,903	325,721
Other income (expense):
Earnings (loss) from unconsolidated affiliate	788	(1,262)
Interest income	295	214
Interest expense	(86,855)	(83,036)
Amortization of deferred financing costs and discount (a component of interest expense)	(3,943)	(3,873)
Loss on redemption of debt	—	(43,461)
Miscellaneous income, net	63	127
Income before provision for income tax	$230,251	$194,430

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Distributable Cash Flow

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Net income	$(14,756)	$153,454	$188,653	$167,988
Depreciation, amortization, impairment, and other non-cash operating expenses	63,998	50,482	174,236	148,699
Loss on redemption of debt, net of tax benefit	—	119	—	39,618
Amortization of deferred financing costs and discount	1,428	1,002	3,943	3,873
Non-cash (earnings) loss from unconsolidated affiliate	(246)	507	(788)	1,262
Distributions from unconsolidated affiliate	500	—	2,200	300
Non-cash compensation expense	981	995	6,270	3,707
Non-cash derivative activity	43,712	(126,802)	(101,815)	(102,681)
Provision for income tax - deferred	10,528	21,905	39,396	18,338
Cash adjustment for non-controlling interest of consolidated subsidiaries	(490)	(18,227)	(2,513)	(46,285)
Revenue deferral adjustment	1,635	2,489	5,604	12,854
Other	1,173	1,334	3,962	4,537
Maintenance capital expenditures, net of joint venture partner contributions	(4,174)	(1,947)	(14,499)	(7,819)
Distributable cash flow	$104,289	$85,311	$304,649	$244,391

Maintenance capital expenditures	$4,174	$2,179	$14,499	$8,577
Growth capital expenditures	654,489	123,631	1,226,367	351,349
Total capital expenditures	658,663	125,810	1,240,866	359,926
Acquisitions	—	—	506,797	230,728
Total capital expenditures and acquisitions	658,663	125,810	1,747,663	590,654
Joint venture partner contributions	(55,000)	(14,474)	(55,000)	(68,501)
Total capital expenditures and acquisitions, net	$603,663	$111,336	$1,692,663	$522,153

Distributable cash flow	$104,289	$85,311	$304,649	$244,391
Maintenance capital expenditures, net	4,174	1,947	14,499	7,819
Changes in receivables and other assets	(85,436)	(17,856)	26,946	(33,255)
Changes in accounts payable, accrued liabilities and other long-term liabilities	110,559	38,405	45,368	69,372
Derivative instrument premium payments, net of amortization	—	1,137	—	3,281
Cash adjustment for non-controlling interest of consolidated subsidiaries	490	18,227	2,513	46,285
Other	(795)	(2,286)	(4,257)	(6,644)
Net cash provided by operating activities	$133,281	$124,885	$389,718	$331,249

MarkWest Energy Partners, L.P.

Reconciliation of GAAP Financial Measure to Non-GAAP Financial Measure

Adjusted EBITDA

(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net income	$(14,756)	$153,454	$188,653	$167,988
Non-cash compensation expense	981	995	6,270	3,707
Non-cash derivative activity	43,712	(126,802)	(101,815)	(102,681)
Interest expense (1)	29,882	25,687	84,260	80,235
Depreciation, amortization, impairment, and other non-cash operating expenses	63,998	50,482	174,236	148,699
Loss on redemption of debt	—	133	—	43,461
Provision for income tax	(7,420)	25,864	41,598	26,442
Adjustment for cash flow from unconsolidated affiliate	254	507	1,412	1,562
Adjustment related to non-guarantor, consolidated subsidiaries (2)	(7,951)	(22,713)	(21,434)	(44,819)
Other	(520)	(594)	(1,525)	(1,390)
Adjusted EBITDA	$108,180	$107,013	$371,655	$323,204

(1)         Includes amortization of deferred financing costs and discount, and excludes interest expense related to the Steam Methane Reformer.

(2)         The non-guarantor subsidiaries, in accordance with Credit Facility covenants, are MarkWest Liberty Midstream & Resources, L.L.C. and its subsidiaries (Liberty), MarkWest Utica EMG L.L.C., MarkWest Pioneer, L.L.C., Wirth Gathering Partnership, and Bright Star Partnership.  As of January 1, 2012, Liberty is a wholly owned subsidiary but remains a non-guarantor in accordance with the Credit Facility.

MarkWest Energy Partners, L.P.

Distributable Cash Flow Sensitivity Analysis

(unaudited, in millions)

MarkWest periodically estimates the effect on DCF resulting from its commodity risk management program, changes in crude oil and natural gas prices, and the ratio of NGL prices to crude oil.  The table below reflects MarkWest’s estimate of the range of DCF for 2013 and forecasted crude oil and natural gas prices for 2013.  The analysis assumes various combinations of crude oil and natural gas prices as well as three NGL-to-crude oil ratio scenarios, including:

a.              NGL-to-crude oil ratio at 60% for 2013.

b.              NGL-to-crude oil ratio at 50% for 2013.

c.               NGL-to-crude oil ratio at 40% for 2013.

The analysis further assumes derivative instruments outstanding as of November 2, 2012, and production volumes estimated through December 31, 2013.  The range of stated hypothetical changes in commodity prices considers current and historic market performance.

Estimated Range of 2013 DCF

		Natural Gas Price (Henry Hub)
Crude Oil Price (WTI)	NGL-to-Crude oil ratio (1)	$2.50	$3.00	$3.50	$4.00	$4.50
	60% of WTI	$699	$694	$689	$683	$678
$110	50% of WTI	$606	$601	$596	$591	$585
	40% of WTI	$517	$512	$507	$502	$496
	60% of WTI	$668	$662	$657	$652	$647
$100	50% of WTI	$585	$580	$574	$569	$564
	40% of WTI	$504	$499	$494	$488	$483
	60% of WTI	$634	$628	$623	$618	$613
$90	50% of WTI	$561	$556	$551	$545	$540
	40% of WTI	$488	$483	$478	$472	$467
	60% of WTI	$611	$605	$600	$595	$590
$80	50% of WTI	$546	$541	$535	$530	$525
	40% of WTI	$481	$476	$470	$465	$460
	60% of WTI	$592	$587	$582	$577	$572
$70	50% of WTI	$536	$530	$525	$520	$515
	40% of WTI	$479	$473	$467	$462	$456

(1)         The composition is based on MarkWest’s average projected barrel of approximately: Ethane: 35%, Propane: 35%, Iso-Butane: 6%, Normal Butane: 12%, Natural Gasoline: 12%.

The table is based on current information, expectations, and beliefs concerning future developments and their potential effects, and does not consider actions MarkWest management may take to mitigate exposure to changes.  Nor does the table consider the effects that such hypothetical adverse changes may have on overall economic activity.  Historical prices and ratios of NGL-to-crude oil do not guarantee future results.

Although MarkWest believes the expectations reflected in this analysis are reasonable, MarkWest can give no assurance that such expectations will prove to be correct and readers are cautioned that projected performance, results, or distributions may not be achieved.  Actual changes in market prices, and the ratio between crude oil and NGL prices, may differ from the assumptions utilized in the analysis.  Actual results, performance, distributions, volumes, events, or transactions could vary significantly from those expressed, considered, or implied in this analysis.  All results, performance, distributions, volumes, events, or transactions are subject to a number of uncertainties and risks. Those uncertainties and risks may not be factored into or accounted for in this analysis.  Readers are urged to carefully review and consider the cautionary statements and disclosures made in MarkWest’s periodic reports filed with the SEC, specifically those under the heading “Risk Factors.”